UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

KVH INDUSTRIES
------------------------------------------------
(Name of Issuer)

COMMON STOCK
------------------------------------------------
(Title of Class of Securities)

48738101
------------------------------------------------
(CUSIP Number)

DECEMBER 31, 2015
------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act, (however, see the Notes).














--------------------
Cusip No. 482738101
--------------------

1. Names of Reporting Persons.

   INVESTMENT MANAGEMENT OF VIRGINIA, LLC

   IRS Identification Nos. of above persons (entities only).

   54-1994290

2. Check the Appropriate Box if a Member of a Group
   (See Instructions).

 (a)[ ]
 (b)[ ]

3. SEC Use Only.


4. Citizenship or Place of Organization.

   Delaware Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting
 Person with:

5. Sole Voting Power.

   712,951

6. Shared Voting Power.

    37,577

7. Sole Dispositive Power.

   750,528

8. Shared Dispositive Power.

         0

9. Aggregate Amount Beneficially Owned by Each Reporting Person.

    750,528

10.Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions).

    N/A

11. Percent of Class Represented by Amount in Row (9).

    4.7%

12. Type of Reporting Person (See Instructions).

    IA




--------------------
CUSIP No. 482738101
--------------------

Item 1.

  (a) Name of Issuer.

      KVH Industries, Inc.

  (b) Address of Issuer's Principal Executive Offices.

      50 Enterprise Center
      Middletown, Rhode Island 02842

Item 2.

  (a) Names of Persons Filing.

      Investment Management of Virginia, LLC



 (b) Address of Principal Business Office of each of the persons specified in 2(a) above:

      919 East Main Street, Suite 1600
      Richmond, Virginia 23219


 (c) Citizenship:

      U.S.A. - Delaware Limited Liability Company


 (d) Title of Class of Securities

     common stock

 (e) CUSIP Number

     482738101

Item 3. If this statement is filed pursuant to
        Section 240.13d-1(b) or 240.13d-2(b) or (c), check
        whether the person filing is a:

  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
  (b)  [ ] Bank as defined in section 3(a)(6) of the Act
          (15  U.S.C.78c);
  (c)  [ ] Insurance company as defined in section
           3(a)(19)of the Act (15 U.S.C. 78c);
  (d)  [ ] Investment company registered under section
           8 of the Investment Company Act of 1940
          (15 U.S.C. 80a-8);
  (e)  [X] An investment adviser in accordance with
           Section 240.13d-1(b)(1)(ii)(E);
  (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
  (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);
  (h)  [ ] A savings association as defined in Section
           3(b) of the Federal Deposit Insurance Act
          (12 U.S.C. 1813);
  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
           Company Act  of 1940 (15 U.S.C. 80a-3);
  (j)  [ ] Group, in accordance with
           Section 240.13d-1(b)(1)(ii)(J).




Item 4. Ownership.

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in item 1.

	(a) Amount beneficially owned: 750,528

	(b) Percent of class: 4.7%

	(c) Number of shares as to which the person has:

		(i) sole power to vote or to direct
		    the vote: 712,951

		(ii) shared power to vote or to
		     direct the vote: 37,577

		(iii) sole power to dispose or to
                      direct the disposition of:
		      750,528

		(iv) shared power to dispose or to
		     direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class.

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

   N/A


Item 7. Identification and Classification of the
        Subsidiary Which Acquired the Security
        Being Reported on By the Parent Holding
        Company or Control Person.

   N/A

Item 8. Identification and Classification of Members of the Group.

   See Item 2 above.

Item 9. Notice of Dissolution of Group.

   N/A

Item 10. Certification.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect and do not have any effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




				SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 20, 2016
                        Investment Management of Virginia, LLC
                        By: /s/ John H. Bocock
                        Signature



                        John H. Bocock, Chairman, Member
                        Name/Title